Exhibit 99.1

Investor Contact:	Michael E. Conley	(972) 443-6557
Media Contact:	Lars E. Rosene	(469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Corp. Names Lewis M. Kling as President and CEO;
Kevin E. Sheehan Named as Non-Executive Board Chairman
DALLAS — July 28, 2005—Flowserve Corp. (NYSE: FLS) announced today that its board of directors has selected Lewis M. Kling as president, chief executive officer, and a member of the board of directors, effective Aug. 1, 2005.
Kling, 60, currently serves as chief operating officer at Flowserve and will become president and CEO succeeding Interim-Chairman, President and CEO Kevin E. Sheehan, who was appointed by the board in April. Sheehan, 60, a director since 1990, was named non-executive chairman of the board. The company said it does not currently plan to name a successor to Kling in the COO role.
“The board considered a highly qualified pool of outstanding candidates, but in the end was convinced that Lew’s experience and leadership style would serve as a catalyst to take Flowserve to the next level,” said William C. Rusnack, a director and chairman of the board’s transition committee. “Lew met all of the board’s selection criteria, and we strongly believe that he is the right person to lead Flowserve into the future.”
“I couldn’t be more pleased with the selection of Lew into this role,” said Sheehan. “He knows our business and has been an integral part of the leadership team during the past year. I’m confident he is ready to take on the responsibility of CEO.”
Kling brings more than 35 years of experience with companies such as General Electric, SPX, Harris and AlliedSignal. He has extensive experience in successfully growing profitable industrial businesses, acquiring and integrating businesses, and rapidly driving results. Prior to joining Flowserve in July 2004, he was a group president and

Exhibit 99.1
corporate officer for SPX Corp. In his role as COO at Flowserve, Kling was responsible for the three operating divisions as well as the supply chain and continuous improvement functions.
“I truly appreciate the confidence that the board is placing in me, and I am excited about the opportunity to lead a company with such a strong history and commitment to its customers and shareholders,” said Kling. “I have worked very closely with all of the members of the management team and believe that we have the right people in place to successfully move Flowserve into the future, while continuing to preserve the trust of our customers and stakeholders. I also feel confident that we are on track to complete all of the financial compliance and Sarbanes-Oxley work consistent with the timeline we’ve recently announced.”
Kling will begin his CEO duties with a two week business trip to Asia, one of the company’s fastest growing markets.
About Flowserve
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its current operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software;

Exhibit 99.1
the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; the threat of future terrorist attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.
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